Exhibit 99

Schlumberger Announces Full-Year and Fourth-Quarter 2019 Results

•	Full-year worldwide revenue of $32.9 billion was flat year-on-year, with international revenue growth of 7%

•	Full-year GAAP loss per share, including charges & credits, was $7.32

•	Full-year EPS, excluding charges & credits, was $1.47

•	Full-year cash flow from operations and free cash flow were $5.4 billion and $2.7 billion, respectively

•	Fourth-quarter revenue of $8.2 billion decreased 4% sequentially, with international revenue growth of 2%

•	Fourth-quarter GAAP EPS, including charges & credits, was $0.24

•	Fourth-quarter EPS, excluding charges & credits, was $0.39

•	Fourth-quarter cash flow from operations and free cash flow were $2.3 billion and $1.5 billion, respectively

•	Board approves quarterly cash dividend of $0.50 per share

Houston, January 17, 2020—Schlumberger Limited (NYSE: SLB) today reported results for full-year 2019 and the fourth quarter of 2019.

Full-Year Results

	(Stated in millions, except per share amounts)
	Twelve Months Ended		Change
	Dec. 31, 2019	Dec. 31, 2018	Year-on-year
Revenue	$32,917	$32,815	0%
Income (loss) before taxes - GAAP basis	$(10,418)	$2,624	n/m
Pretax segment operating income*	$3,978	$4,187	-5%
Pretax segment operating margin*	12.1%	12.8%	-68	bps
Net income (loss) - GAAP basis	$(10,137)	$2,138	n/m
Net income, excluding charges & credits*	$2,054	$2,261	-9%
Diluted EPS (loss per share) - GAAP basis	$(7.32)	$1.53	n/m
Diluted EPS, excluding charges and credits*	$1.47	$1.62	-9%
Full-Year Revenue by Area
North America	$10,843	11,984	-10%
Latin America	4,149	3,745	11%
Europe/CIS/Africa	7,683	7,158	7%
Middle East & Asia	10,017	9,543	5%
Other	225	385	n/m

	$32,917	$32,815	0%

North America revenue	$10,843	$11,984	-10%
International revenue	$21,849	$20,446	7%
North America revenue, excluding Cameron	$8,525	$9,556	-11%
International revenue, excluding Cameron	$18,874	$17,439	8%

*	These are non-GAAP financial measures. See section titled “Charges & Credits” for details.

n/m = not meaningful

Schlumberger CEO Olivier Le Peuch commented, “Full-year revenue for 2019 was $32.9 billion, a level essentially flat with 2018. Overall performance was positive—particularly in the international markets—and we generated $2.7 billion in free cash flow, which was a remarkable achievement under these market conditions. Full-year pretax segment operating margin of 12%, however, was slightly down year-on-year.

“International revenue, excluding Cameron, grew 8% and was consistent with our expectations of high single-digit growth. Most of our international GeoMarkets benefited from these favorable market conditions, and almost half of them registered double-digit, year-on-year revenue growth driven by exploration activity, offshore operations, and acceleration of the industry’s digital transformation. Compared with the first half of 2019, international pretax segment operating margin improved by 100 basis points (bps) in the second half of the year—a firm step toward our strategic target of margin expansion.

“In contrast, after two years of strong growth, North American revenue fell sharply, driven largely by the land market weakness affecting our OneStim® pressure pumping business, as customers reached their budget limits earlier in the year and remained highly disciplined on capital spend.

Full-Year Revenue by Segment

			(Stated in millions)
	Twelve Months Ended		Change
	Dec. 31, 2019	Dec. 31, 2018	Year-on-year
Reservoir Characterization	$6,312	6,173	2%
Drilling	9,721	9,250	5%
Production	11,987	12,394	-3%
Cameron	5,336	5,520	-3%
Other	(439)	(522)	n/m

	$32,917	$32,815	0%

n/m = not meaningful

“Among the business segments, Drilling and Reservoir Characterization revenue benefited from their international market exposure, while Production and Cameron contracted year-on-year due to weakness in the North America land market.

“During the year, we recognized material pretax charges driven by market conditions, particularly in North America. As these charges were largely noncash and primarily related to goodwill, intangible assets, and fixed assets, they did not impede our ability to generate strong cash flow as we demonstrated in the second half of the year.

“We ended the year building on the strength of our international franchise, driven by the breadth of the international recovery, after four consecutive years of declining revenue. We initiated our scale-to-fit strategy in North America land amid continued challenging market conditions, removed structural costs to protect margins, and accelerated technology-access business models and asset-light operations transformation.

“The year 2019 marked the beginning of a new chapter for Schlumberger. As we move forward, our vision is to define and drive high performance sustainably—operationally and financially. Simply put, we want to be the performance partner of choice for the benefit of our customers and our industry. Our strategy has favorably positioned Schlumberger to achieve margin expansion, increase return on capital, and grow free cash flow.

Fourth-Quarter Results

				(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Sequential		Year-on-year
Revenue	$8,228	$8,541	$8,180	-4%		1%
Income (loss) before taxes - GAAP basis	$452	$(11,971)	$648	n/m		-30%
Pretax segment operating income*	$1,006	$1,096	$967	-8%		4%
Pretax segment operating margin*	12.2%	12.8%	11.8%	-60	bps	40	bps
Net income (loss) - GAAP basis	$333	$(11,383)	$538	n/m		-38%
Net income, excluding charges & credits*	$545	$596	$498	-9%		9%
Diluted EPS (loss per share) - GAAP basis	$0.24	$(8.22)	$0.39	n/m		-38%
Diluted EPS, excluding charges & credits*	$0.39	$0.43	$0.36	-9%		8%
North America revenue	$2,454	$2,850	$2,820	-14%		-13%
International revenue	$5,721	$5,629	$5,284	2%		8%
North America revenue, excluding Cameron	$1,907	$2,261	$2,235	-16%		-15%
International revenue, excluding Cameron	$4,892	$4,857	$4,526	1%		8%

*	These are non-GAAP financial measures. See sections titled “Charges & Credits” and “Segments” for details.

n/m = not meaningful

“Fourth quarter revenue of $8.2 billion was 4% lower sequentially. International revenue of $5.7 billion grew 2% sequentially and 8% year-on-year. North America revenue of $2.5 billion, however, dropped 14% sequentially due to customer budget exhaustion and cash flow constraints.

“Sequential international growth was led by the Middle East & Asia area, where revenue increased 5% driven by higher year-end product sales in Kuwait, Iraq, and Oman; delivery of additional lump-sum-turnkey (LSTK) wells in Saudi Arabia; and increased Well Services activity in Qatar. Latin America revenue grew 1% due to stronger WesternGeco® multiclient seismic license sales in the Mexico Bay of Campeche, while revenue in the Europe/CIS/Africa area only declined 2% given the mild winter slowdown of activity in the Northern Hemisphere that was partially mitigated by strong year-end product sales and Software Integrated Solutions (SIS) digital software sales.

Fourth-Quarter Revenue by Segment

					(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Sequential	Year-on-year
Reservoir Characterization	$1,643	$1,651	$1,571	-1%	5%
Drilling	2,442	2,470	2,461	-1%	-1%
Production	2,867	3,153	2,936	-9%	-2%
Cameron	1,387	1,363	1,345	2%	3%
Other	(110)	(96)	(133)	n/m	n/m

	$8,228	$8,541	$8,180	-4%	1%

n/m = not meaningful

“Production revenue declined 9% sequentially primarily due to the 33% sequential drop in OneStim revenue as we continued to right-size our hydraulic fracturing capacity by stacking more fleets in the face of lower demand. This is part of the scale-to-fit strategy we are deploying in North America land—rationalizing our business portfolio to achieve improved returns and better profitability. Drilling and Reservoir Characterization revenue each decreased 1% sequentially due to the end of summer campaigns in the North Sea and Russia. These effects, however, were partially offset by increased drilling activity in the Middle East & Asia area and stronger SIS digital software sales across several GeoMarkets. Cameron revenue increased 2% sequentially from higher OneSubsea®, Surface Systems, and Drilling Systems sales—primarily in the international markets.

“I’m very pleased with our operational and financial results as we closed 2019, and I’m encouraged by the sustained international activity growth, although conditions in North America land became more challenging. Fourth-quarter EPS of $0.39, excluding charges and credits, was sequentially lower, but was 8% higher than the same quarter last year. Pretax segment operating margin declined sequentially on seasonal effects but improved when compared to the same quarter last year. This quarter delivered the first sequential growth in international margin in any fourth quarter since 2014. We are therefore confident we have turned the corner, particularly as we have now seen sequential international margin growth for the last three quarters as a result of our discipline and focus on execution performance. Meanwhile, in North America land, we minimized the margin dilution from lower activity by implementing our scale-to-fit strategy, acting decisively in reducing capacity, and restructuring our operations.

“In addition, we generated significant cashflow from operations as we ended the year, leveraging our capital stewardship program. We also completed two major milestones during the quarter: the formation of the Sensia joint venture and the divestiture of our Drilling Tools business. The proceeds from these transactions further supported the significant reduction of our net debt during the quarter.

“From a macro perspective, we ended the year with 2020 oil demand growth sentiment turning positive as uncertainty reduced following the progress made toward a US-China trade deal. The fall in the North America production growth estimate of between 400,000 to 800,000 bpd should continue to support the thesis for international investment. The recent escalation of geopolitical risk should set the floor for the oil price going forward. In the near term, we expect the OPEC+ production cuts agreed upon in December 2019 to limit investment and activity, particularly in the Middle East and Russia, during the first half of 2020. As the year progresses, the effect of slowing North America production growth is likely to cause tightness in the market and further stimulate international operators to step up their investments in the second half of the year and beyond.

“Based on this, we expect 2020 E&P capex spending growth rate in the international markets to be in the mid-single-digit range. We would therefore expect our international portfolio revenue to grow at the same pace or higher, excluding the effects of the Sensia and Drilling Tools transactions. The carved-out businesses in these transactions accounted for approximately 2% of our global revenue in 2019. International revenue growth will be more heavily weighted to the second half of the year with increasing offshore activity, improving activity mix from the early deepwater growth cycle, and increasing exploration work toward the end of the year and into 2021.

“In North America, we are continuing to scale-to-fit our organization and portfolio by repurposing or exiting underperforming business units, focusing on asset-light operations, and expanding our technology access business models. In alignment with our stated strategy, we are cautiously optimistic that the high-grading of our portfolio will promote margin expansion and the improvement of returns in the North America land market. It has also led to the closing of a significant number of facilities and, unfortunately, workforce reductions.

“After a strong free cash flow performance in the second half of 2019, we are confident in our ability to further improve cash flow generation in 2020. Our focus on improved margins, capital stewardship, and careful management of working capital will continue to underpin our ability to generate improved free cash flow.

“All in all, we finished the year with a very solid quarter, aligned with our performance vision and our focus on returns. I am very pleased with the results, and I’m proud of the Schlumberger team that delivered this performance.”

Other Events

On December 10, 2019, Schlumberger announced that Simon Ayat, Executive Vice President and Chief Financial Officer, will step down effective January 22, 2020. Mr. Ayat, who joined the Company in 1982, will remain with Schlumberger as Senior Strategic Advisor to the Chief Executive Officer for a period of two years. Mr. Stephane Biguet, our current Vice President of Finance and a 24-year Schlumberger veteran, will succeed Mr. Ayat as Executive Vice President and Chief Financial Officer.

On October 1, 2019, Schlumberger and Rockwell Automation closed Sensia, their previously announced joint venture. Rockwell Automation owns 53% of the joint venture and Schlumberger owns 47%. At closing, Rockwell Automation made a $238 million cash payment, net of working capital adjustments, to Schlumberger.

On December 31, 2019, Schlumberger completed the sale of the businesses and associated assets of DRILCO, Thomas Tools, and Fishing & Remedial Services and received net cash proceeds of $348 million.

During the fourth quarter, Schlumberger repurchased $1.1 billion of its outstanding notes, which comprise $416 million of its outstanding 3.00% Notes due 2020; $126 million of its outstanding 4.50% Notes due 2021; $500 million of its outstanding 4.20% Notes due 2021; and $106 million of its 3.60% Senior Notes due 2022.

On January 17, 2020, Schlumberger’s Board of Directors approved a quarterly cash dividend of $0.50 per share of outstanding common stock, payable on April 9, 2020 to stockholders of record on February 12, 2020.

Consolidated Revenue by Area

				(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Sequential	Year-on-year
North America	$2,454	$2,850	$2,820	-14%	-13%
Latin America	1,028	1,014	978	1%	5%
Europe/CIS/Africa	2,018	2,062	1,842	-2%	10%
Middle East & Asia	2,675	2,553	2,464	5%	9%
Other	53	62	76	n/m	n/m

	$8,228	$8,541	$8,180	-4%	1%

North America revenue	$2,454	$2,850	$2,820	-14%	-13%
International revenue	$5,721	$5,629	$5,284	2%	8%
North America revenue, excluding Cameron	$1,907	$2,261	$2,235	-16%	-15%
International revenue, excluding Cameron	$4,892	$4,857	$4,526	1%	8%

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to the current period presentation.

Fourth-quarter revenue of $8.2 billion decreased 4% sequentially. North America revenue of $2.5 billion decreased 14% while international revenue of $5.7 billion increased 2%.

North America

North America area consolidated revenue of $2.5 billion was 14% lower sequentially. The sequential decline was driven by lower activity and pricing for our OneStim and Drilling businesses in North America land due to expected customer budget limitations and cash flow constraints. North America land revenue declined 19% sequentially while North America offshore revenue grew by 3%. OneStim revenue dropped 33% sequentially as we continued to right-size our hydraulic fracturing capacity by stacking more fleets in the face of lower demand. This is part of the scale-to-fit strategy we are deploying in North America land—rationalizing our business portfolio to achieve improved returns and better profitability.

International

Consolidated revenue in the Latin America area of $1.0 billion increased 1% sequentially. This was due primarily to higher WesternGeco multiclient seismic license sales in the Mexico Bay of Campeche, partially offset by lower revenue in Argentina on reduced drilling and well services activity. Revenue in Ecuador declined slightly from production shut-ins caused by civil unrest that occurred at the beginning of the quarter. Cameron revenue was higher on increased Surface Systems sales in the Mexico & Central America GeoMarket.

Europe/CIS/Africa area consolidated revenue of $2.0 billion decreased 2% sequentially. This was driven by the winter slowdown of wireline and well services activity following the end of summer campaigns in the North Sea and Russia, partially offset by increased SIS digital software sales and Artificial Lift Solutions product sales across the area. Higher revenue in the Sub-Sahara Africa and North Africa GeoMarkets from new project startups also helped mitigate the seasonal decline of activity in the Northern Hemisphere. Cameron revenue was higher on increased Valves & Process Systems (VPS) sales in Russia and increased OneSubsea project and service activity in Norway.

Consolidated revenue in the Middle East & Asia area of $2.7 billion increased 5% sequentially. This was driven by increased Middle East revenue from higher Completions, Artificial Lift Solutions, and M-I SWACO product sales in Kuwait, Iraq, and Oman; delivery of additional LSTK wells in Saudi Arabia; and increased Well Services activity in Qatar. Revenues in the South & East Asia and Far East Asia & Australia GeoMarkets were also higher sequentially from increased SIS digital software and Completions product sales. Cameron revenue was higher from increased OneSubsea activity in India.

Reservoir Characterization

						(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Sequential		Year-on-year
Revenue	$1,643	$1,651	$1,571	-1%		5%
Pretax operating income	$368	$360	$360	2%		2%
Pretax operating margin	22.4%	21.8%	22.9%	59	bps	-48	bps

Reservoir Characterization revenue of $1.6 billion, 83% of which came from the international markets, decreased 1% sequentially following the end of the summer campaigns for wireline and testing activity in the North Sea and Russia, where the mild winter did not significantly disrupt activity. This decline was partially offset by higher SIS digital software sales across several GeoMarkets. WesternGeco multiclient seismic license sales were also lower as increased sales in the Mexico Bay of Campeche were more than offset by reduced activity in the US Gulf of Mexico.

Reservoir Characterization pretax operating margin of 22% increased 59 bps sequentially due to increased SIS digital software sales. The margin expansion was partially offset by the seasonal decline in Wireline revenue and reduced multiclient seismic licensing activity.

Drilling

						(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Sequential		Year-on-year
Revenue	$2,442	$2,470	$2,461	-1%		-1%
Pretax operating income	$303	$305	$318	-1%		-5%
Pretax operating margin	12.4%	12.4%	12.9%	5	bps	-51	bps

Drilling revenue of $2.4 billion, 76% of which came from the international markets, decreased 1% sequentially due to the end of the summer drilling campaign in Russia and lower drilling activity in North America land largely impacting M-I SWACO and Bits & Drilling Tools. These declines were partially offset by increased drilling activity in the Middle East & Asia area, mainly from the delivery of additional LSTK wells in Saudi Arabia.

Drilling pretax operating margin of 12% was flat sequentially as margin improvements from drilling projects in the Middle East were offset by the seasonally lower margins in Russia and lower drilling margins in North America land.

Production

				(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Sequential		Year-on-year
Revenue	$2,867	$3,153	$2,936	-9%		-2%
Pretax operating income	$253	$288	$198	-12%		27%
Pretax operating margin	8.8%	9.1%	6.8%	-32	bps	205	bps

Production revenue of $2.9 billion, of which 61% came from the international markets, declined 9% sequentially. This was driven by OneStim revenue, which dropped 33% sequentially as we continued to right-size our hydraulic fracturing capacity by stacking more fleets in the face of lower demand. This is part of the deployment of our scale-to-fit strategy in North America land—rationalizing our business portfolio to achieve improved returns and better profitability. In addition, sand and proppant supply revenue also declined. These declines, however, were partially offset by increased international completions activity in Kuwait, Oman, and the South & East Asia GeoMarket. Higher project activity for Asset Performance Solutions (APS), formerly known as Schlumberger Production Management (SPM), contributed positively to the quarter despite the temporary production shut-in issues in Ecuador.

Production pretax operating margin of 9% contracted by 32 bps sequentially due to lower OneStim activity, partially offset by strength in international margins from higher activity.

Cameron

						(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Sequential		Year-on-year
Revenue	$1,387	$1,363	$1,345	2%		3%
Pretax operating income	$126	$173	$131	-27%		-4%
Pretax operating margin	9.1%	12.7%	9.8%	-359	bps	-64	bps

Cameron revenue of $1.4 billion, of which 60% came from international markets, increased 2% sequentially from higher OneSubsea, Surface Systems, and Drilling Systems revenue—primarily in the international markets. VPS was lower sequentially due to the reduced North America land activity and as a result of contributing the VPS measurement business to the Sensia joint venture. By geography, international revenue grew 7% sequentially, primarily on strong growth in the Norway & Denmark and Far East & Australia GeoMarkets, while North America revenue declined by 7% on weak land activity.

Cameron pretax operating margin of 9% contracted by 359 bps sequentially, driven largely by reduced margins in the OneSubsea project portfolio. Lower North America land activity also resulted in reduced margins, particularly for VPS and Surface Systems.

Quarterly Highlights

The combination of unique Schlumberger team and technology performance, centered on customer and industry challenges, delivers the potential for market and financial outperformance. Within this vision, the deployment of fit-for-basin technology and business models creates differentiation for Schlumberger. Examples of this during the quarter include:

•

In Norway, Schlumberger, Aker BP, and StimWell Services created a Well Intervention and Stimulation Alliance, entering into a 5+5-year tripartite agreement. Through collaboration, innovative technologies, and digitization, the newly formed alliance endeavors to completely transform conventional intervention operations with clear targets for propelling hydrocarbon production on new and existing assets on the Norwegian Continental Shelf. The alliance focus will span interventions operations, with Schlumberger as partner for wireline logging, perforation, and well stimulation through digital slickline, coiled tubing, and flowback operations on Aker BP’s fixed installations, and StimWell as partner for the provision of fracturing services, using vessel-based stimulation services. An early success for the alliance was the execution of the single-trip, multifrac operation at the Valhall Field running a world’s-first type of stimulation methodology with coiled tubing in an offshore environment, resulting in significant time savings.

•

In Kuwait and for the first time in the Middle East, Drilling & Measurements deployed GeoSphere HD* reservoir mapping-while-drilling service for Kuwait Oil Company. This service enabled mapping oil/water contact at a 40-ft total vertical depth from the tool measuring point while drilling. The technology has proved that it will reduce operating costs for similar wells by $550,000 per well in the Umm Gudair Field by eliminating the need for drilling pilot holes to confirm the oil/water contact zones.

•

In US land, Bits & Drilling Tools collaborated with Matador Resources to increase the drilling rate of penetration (ROP) in the West Texas Wolfcamp A Formation. Given Matador’s specific directional application needs, Smith Bits designed a 6.75-in SHARC* high-abrasion-resistance PDC drill bit for the lateral section using the IDEAS* integrated dynamic design and analysis platform to ensure a fit-for-basin bit design and provide optimal ROP and durability. This enabled the customer to reduce drilling time in the 2-mile lateral section by more than 50% compared with their average 2-mile lateral section performance.

OneSubsea integrated subsea production, multiphase boosting, and gas compression are industry-leading technologies that help improve customer performance. These technologies are also enabling Subsea Integration Alliance (SIA) to expand its global business with awards for engineering, procurement, and construction (EPC) contracts. SIA brings together field development planning, project delivery, and total lifecycle solutions under an extensive technology and services portfolio. Examples of subsea technology and integration for the quarter include:

•

A/S Norske Shell awarded OneSubsea a frame agreement for an engineering, procurement, construction, and installation (EPCI) contract for the supply of a subsea multiphase compression system for the Ormen Lange Field in the Norwegian Sea. Through the EPCI contract, SIA will install a subsea multiphase compression system that uses the industry’s only subsea multiphase compression technology. In the first phase of the project, OneSubsea will do the engineering and design of the complete system. Following the final investment decision by the license group, the complete scope of the EPCI will be executed.

•

Chevron U.S.A. Inc. awarded OneSubsea an EPC contract for the supply of an integrated subsea production and multiphase boosting system for the Anchor Field in the US Gulf of Mexico. The contract includes vertical monobore production trees and multiphase flowmeters rated up to 20,000 psi. Also included are production manifolds and an integrated manifold multiphase pump station rated to 16,500 psi as well as subsea controls and distribution. This is the first 20,000-psi subsea production system contract in the industry.

•

Woodside awarded SIA an EPCI contract for the Sangomar Field Development project offshore Senegal. The project includes the development of the deepwater Sangomar oil field, which is located 100 km south of Dakar. Project work scope includes the EPCI of subsea production systems and a subsea umbilical, riser, and flowline system. The development will include 23 wells in a water depth between 650 m and 1,400 m. Offshore installation activities are scheduled from 2021 to 2023 and first oil production is expected in early 2023. Through this contract, OneSubsea will supply a portfolio of standard systems, including 23 wellhead systems, 11 subsea production trees, 10 water injection trees, two gas injection trees, topside controls, and intervention tools and life-of-field support.

Schlumberger achieved new milestones in the digital transformation of E&P processes and workflows during the quarter. The DELFI* cognitive E&P environment will be further enhanced by best-in-class artificial intelligence, empowering our customers to draw actionable insights and make faster decisions. Examples of this include:

•

Schlumberger and Dataiku entered into an exclusive technology partnership that will enable the E&P industry to build and deploy its own artificial intelligence solutions across the full breadth of its upstream workflows within the DELFI environment. The partnership will deliver unprecedented capabilities to petrotechnical domain experts by bridging the gap between machine learning and domain expertise to enable better insights. As a result, the upstream industry will have access to an innovation platform where customers can accelerate the deployment of new solutions across their organizations.

•

Schlumberger and ExxonMobil are jointly working on the deployment of digital drilling solutions around planning, execution, and continuous improvement through learning. As the first step in this journey, ExxonMobil has agreed to a commercial deployment of DrillPlan* coherent well construction planning solution in ExxonMobil’s unconventional operations. The agreement is expected to enable increased efficiency, procedural adherence, and consistency in well construction through digital well planning in the DELFI environment using the DrillPlan solution workflows.

In December, Schlumberger became the first company in upstream E&P services to commit to setting a science-based target to reduce its greenhouse gas emissions, as defined by the Science Based Targets initiative. Calculated using expertise from Schlumberger’s extensive scientific community, Schlumberger’s science-based target will align with the goals of the United Nations Paris Agreement.

Financial Tables

Condensed Consolidated Statement of Income (Loss)

	(Stated in millions, except per share amounts)
	Fourth Quarter		Twelve Months
Periods Ended December 31,	2019	2018	2019	2018
Revenue	$8,228	$8,180	$32,917	$32,815
Interest and other income	25	31	86	149
Gain on formation of Sensia (1)	247	—	247	—
Gain on sale of business (1)	—	215	—	215
Expenses
Cost of revenue	7,127	7,172	28,720	28,478
Research & engineering	190	178	717	702
General & administrative	129	114	474	444
Impairments & other (1)	456	172	13,148	356
Interest	146	142	609	575

Income (loss) before taxes	$452	$648	$(10,418)	$2,624
Tax (benefit) expense (1)	109	100	(311)	447

Net income (loss) (1)	$343	$548	$(10,107)	$2,177
Net income attributable to noncontrolling interests	10	10	30	39

Net income (loss) attributable to Schlumberger (1)	$333	$538	$(10,137)	$2,138

Diluted earnings (loss) per share of Schlumberger (1)	$0.24	$0.39	$(7.32)	$1.53

Average shares outstanding	1,384	1,384	1,385	1,385
Average shares outstanding assuming dilution	1,396	1,392	1,385	1,393

Depreciation & amortization included in expenses (2)	$848	$919	$3,589	$3,556

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and APS investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
Assets	Dec. 31, 2019	Dec. 31, 2018
Current Assets
Cash and short-term investments	$2,167	$2,777
Receivables	7,747	7,881
Other current assets	5,616	5,073

	15,530	15,731
Fixed assets	9,270	11,679
Multiclient seismic data	568	601
Goodwill	16,042	24,931
Intangible assets	7,089	8,727
Other assets	7,813	8,838

	$56,312	$70,507

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$10,663	$10,223
Estimated liability for taxes on income	1,209	1,155
Short-term borrowings and current portion of long-term debt	524	1,407
Dividends payable	702	701

	13,098	13,486
Long-term debt	14,770	14,644
Deferred taxes	491	1,441
Postretirement benefits	967	1,153
Other liabilities	2,810	3,197

	32,136	33,921
Equity	24,176	36,586

	$56,312	$70,507

Liquidity

		(Stated in millions)
Components of Liquidity	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018
Cash and short-term investments	$2,167	$2,292	$2,777
Short-term borrowings and current portion of long-term debt	(524)	(340)	(1,407)
Long-term debt	(14,770)	(16,333)	(14,644)

Net Debt (1)	$(13,127)	$(14,381)	$(13,274)

Details of changes in liquidity follow:

Periods Ended December 31,	Twelve Months 2019	Fourth Quarter 2019	Twelve Months 2018
Net income (loss) before noncontrolling interests	$(10,107)	$343	$2,177
Impairment and other charges, net of tax	12,396	417	320
Gain on formation of Sensia, net of tax	(205)	(205)	—
Gain on sale of WesternGeco marine seismic business, net of tax	—	—	(196)

	$2,084	$555	$2,301
Depreciation and amortization (2)	3,589	848	3,556
Stock-based compensation expense	405	76	345
Change in working capital	(551)	789	(442)
Other	(96)	(16)	(47)

Cash flow from operations (3)	$5,431	$2,252	$5,713

Capital expenditures	(1,724)	(494)	(2,160)
APS investments	(781)	(255)	(981)
Multiclient seismic data capitalized	(231)	(50)	(100)

Free cash flow (4)	2,695	1,453	2,472

Dividends paid	(2,769)	(692)	(2,770)
Stock repurchase program	(278)	—	(400)
Proceeds from employee stock plans	219	—	261
Net proceeds from divestiture and formation of Sensia	586	586	579
Business acquisitions and investments, net of cash acquired plus debt assumed	(23)	(2)	(292)
Other	(283)	(91)	(14)

Increase (decrease) in Net Debt	147	1,254	(164)
Net Debt, beginning of period	(13,274)	(14,381)	(13,110)

Net Debt, end of period	$(13,127)	$(13,127)	$(13,274)

(1)

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and APS investments.
(3)

Includes severance payments of $128 million and $24 million during the twelve months and fourth quarter ended December 31, 2019, respectively; and $340 million during the twelve months ended December 31, 2018.

(4)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this full-year and fourth-quarter 2019 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed above under “Liquidity”, net income (loss), excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income (loss), excluding charges & credits; and effective tax rate, excluding charges & credits) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

	(Stated in millions, except per share amounts)
	Fourth Quarter 2019
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Schlumberger net income (GAAP basis)	$452	$109	$10	$333	$0.24
North America restructuring	225	51	—	174	0.12
Other restructuring	104	(33)	—	137	0.10
Workforce reductions	68	8	—	60	0.04
Pension settlement accounting	37	8	—	29	0.02
Repurchase of Notes	22	5	—	17	0.01
Gain on formation of Sensia	(247)	(42)	—	(205)	(0.15)

Schlumberger net income, excluding charges & credits	$661	$106	$10	$545	$0.39

	Third Quarter 2019
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (loss) (GAAP basis)	$(11,971)	$(598)	$10	$(11,383)	$(8.22)
Goodwill impairment	8,828	43	—	8,785	6.34
North America pressure pumping	1,575	344	—	1,231	0.89
Intangible assets impairment	1,085	248	—	837	0.60
Other North America-related	310	53	—	257	0.19
Asset Performance Solutions	294	—	—	294	0.21
Equity-method investments	231	12	—	219	0.16
Argentina	127	—	—	127	0.09
Other	242	13	—	229	0.17

Schlumberger net income, excluding charges & credits	$721	$115	$10	$596	$0.43

	Fourth Quarter 2018
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$648	$100	$10	$538	$0.39
Gain on sale of marine seismic acquisition business	(215)	(19)	—	(196)	(0.14)
Asset impairments	172	16	—	156	0.11

Schlumberger net income, excluding charges & credits	$605	$97	$10	$498	$0.36

*	Does not add due to rounding.

	(Stated in millions, except per share amounts)
	Twelve Months 2019
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Schlumberger net income (loss) (GAAP basis)	$(10,418)	$(311)	$30	$(10,137)	$(7.32)
Fourth Quarter
North America restructuring	225	51	—	174	0.13
Other restructuring	104	(33)	—	137	0.10
Workforce reductions	68	8	—	60	0.04
Pension settlement accounting	37	8	—	29	0.02
Repurchase of bonds	22	5	—	17	0.01
Gain on formation of Sensia	(247)	(42)	—	(205)	(0.15)
Third Quarter
Goodwill impairment	8,828	43	—	8,785	6.34
North America pressure pumping	1,575	344	—	1,231	0.89
Intangible assets impairment	1,085	248	—	837	0.60
Other North America-related	310	53	—	257	0.19
Asset Performance Solutions	294	—	—	294	0.21
Equity-method investments	231	12	—	219	0.16
Argentina	127	—	—	127	0.09
Other	242	13	—	229	0.17

Schlumberger net income, excluding charges & credits	$2,483	$399	$30	$2,054	$1.47

	Twelve Months 2018
	Pretax	Tax	Noncont. Interests	Net*	Diluted EPS
Schlumberger net income (GAAP basis)	$2,624	$447	$39	$2,138	$1.53
Gain on sale of marine seismic acquisition business	(215)	(19)	—	(196)	(0.14)
Impairment & other:
Workforce reductions	184	20	—	164	0.12
Asset impairments	172	16	—	156	0.11

Schlumberger net income, excluding charges & credits	$2,765	$464	$39	$2,261	$1.62

*	Does not add due to rounding.

Segments

(Stated in millions)
	Three Months Ended
	Dec. 31, 2019		Sept. 30, 2019		Dec. 31, 2018
	Revenue	Income Before Taxes	Revenue	Income (Loss) Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$1,643	$368	$1,651	$360	$1,571	$360
Drilling	2,442	303	2,470	305	2,461	318
Production	2,867	253	3,153	288	2,936	198
Cameron	1,387	126	1,363	173	1,345	131
Eliminations & other	(111)	(44)	(96)	(30)	(133)	(40)

Pretax segment operating income		1,006		1,096		967
Corporate & other		(215)		(231)		(238)
Interest income(1)		8		7		8
Interest expense(1)		(138)		(151)		(132)
Charges & credits(2)		(209)		(12,692)		43

	$8,228	$452	$8,541	$(11,971)	$8,180	$648

(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2019		Dec. 31, 2018
	Revenue	Income (Loss) Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$6,312	$1,327	$6,173	$1,347
Drilling	9,721	1,216	9,250	1,239
Production	11,987	993	12,394	1,052
Cameron	5,336	613	5,520	653
Eliminations & other	(439)	(171)	(522)	(104)

Pretax segment operating income		3,978		4,187
Corporate & other		(957)		(937)
Interest income(1)		33		52
Interest expense(1)		(571)		(537)
Charges & credits(2)		(12,901)		(141)

	$32,917	$(10,418)	$32,815	$2,624

(1) Excludes interest included in the segment results.

(2) See section entitled “Charges & Credits” for details.

Certain prior period amounts have been reclassified to the current period presentation.

Supplemental Information

1)	What is the capex guidance for the full year 2020?

Capex (excluding multiclient and APS investments) for the full year 2020 is expected to be approximately $1.7 billion, the same level as in 2019.

2)	What were the cash flow from operations and free cash flow for the fourth quarter of 2019?

Cash flow from operations for the fourth quarter of 2019 was $2.3 billion. Free cash flow for the fourth quarter of 2019 was $1.5 billion.

3)	What were the cash flow from operations and free cash flow for the full year of 2019?

Cash flow from operations for the full year of 2019 was $5.4 billion. Free cash flow for the full year of 2019 was $2.7 billion, including $128 million of severance payments. However, this excludes $238 million of net cash proceeds that were received in connection with the formation of the Sensia joint venture and $348 million of net cash proceeds received from the divestiture of the businesses and associated assets of DRILCO, Thomas Tools, and Fishing & Remedial Services.

4)	What was included in “Interest and other income” for the fourth quarter of 2019?

“Interest and other income” for the fourth quarter of 2019 was $25 million. This amount consisted of earnings of equity method investments of $15 million and interest income of $10 million.

5)	How did interest income and interest expense change during the fourth quarter of 2019?

Interest income of $10 million for the fourth quarter of 2019 increased $2 million sequentially. Interest expense of $146 million decreased $14 million sequentially.

6)	What is the difference between Schlumberger’s consolidated income (loss) before taxes and pretax segment operating income?

The difference principally consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

7)	What was the effective tax rate (ETR) for the fourth quarter of 2019?

The ETR for the fourth quarter of 2019, calculated in accordance with GAAP, was 24.0% as compared to 5.0% for the third quarter of 2019. Excluding charges and credits, the ETR for both the fourth quarter and third quarter of 2019 was 16.0%.

8)	How many shares of common stock were outstanding as of December 31, 2019 and how did this change from the end of the previous quarter?

There were 1.385 billion shares of common stock outstanding as of December 31, 2019. The following table shows the change in the number of shares outstanding from September 30, 2019 to December 31, 2019.

(Stated in millions)
Shares outstanding at September 30, 2019	1,384
Shares issued under employee stock purchase plan	—
Vesting of restricted stock	1

Shares outstanding at December 31, 2019	1,385

9)

What was the weighted average number of shares outstanding during the fourth quarter of 2019 and third quarter of 2019? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding was 1.384 billion during the fourth quarter of 2019 and 1.385 billion during the third quarter of 2019.

The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

		(Stated in millions)
	Fourth Quarter	Third Quarter
	2019	2019
Weighted average shares outstanding	1,384	1,385
Assumed exercise of stock options	—	—
Unvested restricted stock	12	11

Average shares outstanding, assuming dilution	1,396	1,396

10)	What was the unamortized balance of Schlumberger’s investment in APS projects at December 31, 2019 and how did it change in terms of investment and amortization when compared to September 30, 2019?

The unamortized balance of Schlumberger’s investments in APS projects was approximately $3.7 billion at December 31, 2019 and $3.9 billion at September 30, 2019. These amounts are included within Other Assets in Schlumberger’s Condensed Consolidated Balance Sheet. The change in the unamortized balance of Schlumberger’s investment in APS projects was as follows:

(Stated in millions)
Balance at September 30, 2019	$3,903
APS investments	255
Amortization of APS investment	(184)
Other	(250)

Balance at December 31, 2019	$3,724

11)	What was the amount of WesternGeco multiclient sales in the fourth quarter of 2019?

Multiclient sales, including transfer fees, were $175 million in the fourth quarter of 2019 and $200 million in the third quarter of 2019.

12)	What was the WesternGeco backlog at the end of the fourth quarter of 2019?

The WesternGeco backlog, which is based on signed contracts with customers, was $324 million at the end of the fourth quarter of 2019. It was $321 million at the end of the third quarter of 2019.

13)	What were the orders and backlog for Cameron’s OneSubsea and Drilling Systems businesses?

The OneSubsea and Drilling Systems orders and backlog were as follows:

		(Stated in millions)
	Fourth Quarter	Third Quarter
Orders	2019	2019
OneSubsea	$785	$320
Drilling Systems	$170	$163
Backlog (at the end of period)
OneSubsea	$2,222	$1,822
Drilling Systems	$433	$496

14)	What are the components of the $209 million of charges and credits recorded during the fourth quarter of 2019?

The components of the $209 million net pretax charge are as follows (in millions):

North America-related (a)	$225
Other restructuring(b)	104
Workforce reductions (c)	68
Pension settlement accounting (d)	37
Repurchase of Notes (e)	22
Gain on formation of Sensia (f)	(247)

$209

(a)

Consists of $225 million associated with facility closures and costs to exit certain activities in North America. These charges included $123 million relating to fixed assets; $55 million of right-of-use assets under operating leases; and $47 million of other exit costs.

(b)	Primarily relates to restructuring certain activities outside of North America. Includes $68 million associated with assets to be divested and $36 million of facility closure costs.
(c)	Represents severance associated with streamlining Schlumberger’s operations and exiting certain activities.
(d)

Certain of Schlumberger’s defined benefit pension plans offered former Schlumberger employees, who had not yet commenced receiving their pension benefits, an opportunity to receive a lump sum payout of their vested pension benefit. These transactions had no cash impact on Schlumberger but did result in a non-cash pension settlement charge of $37 million in the fourth quarter of 2019.

(e)	Schlumberger repurchased certain Senior Notes which resulted in a $22 million charge.
(f)	Schlumberger recorded a $247 million gain in connection with the formation of the Sensia joint venture.

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. With product sales and services in more than 120 countries and employing approximately 105,000 people who represent over 170 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance sustainably.

Schlumberger Limited has executive offices in Paris, Houston, London, and The Hague, and reported revenues of $32.92 billion in 2019. For more information, visit www.slb.com.

*	Mark of Schlumberger or Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, January 17, 2020. The call is scheduled to begin at 8:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (844) 721-7241 within North America, or +1 (409) 207-6955 outside North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 4013483. At the conclusion of the conference call, an audio replay will be available until February 17, 2020 by dialing +1 (866) 207-1041 within North America, or +1 (402) 970-0847 outside North America, and providing the access code 5581807. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same web site until February 17, 2020.

For more information, contact

Simon Farrant – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Director of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

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This full-year and fourth-quarter 2019 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology, including our transformation program; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger and Schlumberger’s customers; our effective tax rate; Schlumberger’s APS projects, joint ventures and alliances; Schlumberger’s greenhouse gas emissions targets and progress against those targets; future global economic and geopolitical conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; operational modifications, delays or cancellations; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; and other risks and uncertainties detailed in this full-year and fourth-quarter 2019 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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